Exhibit 10.01

LICENSE ACQUISITION AGREEMENT

WWA Group, Inc. (WWAG), Tom Nix CEO (Nix), Stephen Spencer, CFO (Spencer) and Brad Lane (Lane) are entering into the License Acquisition Agreement (Acquisition) for the purpose of WWAG acquiring the license rights (License), to Cannabis Planet Productions (CPP), Cannabis Planet TV (CPTV) and the expert skills and knowledge possessed by Lane in relation to the business contemplated herein.  The License shall include all presently existing production, content, branding, internet domains, internet marketing and any and all business assets and intellectual property possibly contemplated by the terms “any” and “all”.

WWAG warrants that it is a duly organized corporation registered to do business in the state of Nevada and that Nix and Spencer are the sole officers and directors of WWAG duly authorized to enter in to this agreement.

Lane warrants that he alone has the right to enter into this agreement for and on behalf of CPP and CPTV and that all property and entities contemplated under this agreement are free of any liens, judgments, encumbrances or any other obstacle which could get in the way of, or limit the extent and progress of the Acquisition and the ability to conduct business as contemplated.

TERMS

Lane is being retained for his cannabis industry experience and knowledge in addition to his television production skill sets. He is also being retained for the licensing rights to his brand and vast library of content.  Lane's responsibility will be to create and produce content capable of being distributed to a worldwide audience through television and internet.

Lane agrees to the position of Executive Producer to create content for the streaming Cable and Internet Channel dedicated to the topic of Cannabis, as a medicine, food, industrial resource and advertising platform for all related businesses.

Lane will prepare operating budgets for activities and anticipated results for which he is responsible.  Said budgets will be approved in advance by management.  It is understood that approved budgets will also give consideration to include compensation for Lane.

WWAG agrees to compensate Lane as follows:

1,000,000 shares Series A Preferred Stock, with 250:1 voting rights to common.  There are presently 2,000,000 shares outstanding to Nix and Spencer with 3,000,000 shares to be outstanding after this agreement.

Equal common shares to be owned by Nix, Spencer and Lane, with the exact number of shares to be determined based on the number of shares presently outstanding and the number of shares yet to be converted subject to the May 2013 acquisition by WWAG of Summit Digital Inc. from Summit Digital Holdings, Inc.

All original content created under the terms of this agreement for the channel (Cannabis Planet Television) will be owned by Cannabis Planet Productions and remain the intellectual property of Mr. Lane.  This content will automatically be licensed to WWAG via this agreement, and WWAG in turn may license the content to any third party for airing, subject to mutual approval by the parties to this agreement.

CPTV will not air any content or advertising that will, or may compromise the integrity of the CPTV message.  Mr. Lane will have the final approval and editorial control of what programming is selected, developed and aired on the CPTV network and distributed by WWAG, Summit Digital and their partners, affiliates or vendors.

WWAG agrees to an initial allocation of funds for the Cannabis Planet venture of approximately $50,000.

WWAG agrees to provide the public vehicle and all accounting, auditing, legal, filing and reporting required to maintain its listing.  WWAG will also perform to the best of its abilities to distribute the content without limitations or restrictions and to procure advertising revenues.

UNWIND

There is no present intent or contemplation to unwind this agreement at any time in the future.  It is understood by the parties that differences may arise, from time to time, which may seem insurmountable and would appear on the surface to violate, or go against the intent of this agreement.  Either party may at that time, present the other party with a notice of default.  This notice will stand for 30 days, during which time the charged party will be given the right to cure the default by acting and proving its intent and willingness to remedy the proposed default.  The accusing party will have the right to accept the remedy and proceed in the course of business or reject the remedy and proceed to “Unwind” the acquisition.  The Unwind will return “all as before”, meaning that the license to WWAG will be cancelled with all property previously assigned, acquired and created under the License, returned to Lane; and all stock, Preferred and Common, assigned to Lane will be returned to WWAG.

In addition, both parties agree to not compete with each other.  WWAG will not enter into the ‘cannabis sector’ of SEC publicly held companies. CPTV will not engage in the acquisition or management of cable television and wireless internet service providers.

/S/ Brad Lane
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Brad Lane

/S/ Tom Nix

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Tom Nix, CEO Director WWAG

/S/ Stephen Spencer

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Stephen Spencer, CFO Director WWAG